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                            SHURGARD STORAGE CENTERS, INC.
                   EXHIBIT (21.1) - SUBSIDIARIES OF THE REGISTRANT

(I)   SSC Property Holdings, Inc.;
(ii)  SSC Acquisitions, Inc.;
(iii) SSC Benelux, Inc.;
(iv)  SSC Evergreen, Inc.; and
(v)   SSC North Carolina, Inc.
(vi)  Shurgard's Storage To Go, Inc.